Exhibit 99.3

Contacts:
Oxygen Biotherapeutics
Ellen Corliss
   Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Names Dr. Ronald Blanck Chairman of the Board

MORRISVILLE, NC, September 30, 2011— Oxygen Biotherapeutics, Inc. (NASDAQ & SIX Swiss Exchange: OXBT) today announced that Ronald R. Blanck, DO, was appointed Chairman of the Board of Directors of the company.

The company also reported that in light of the shareholder vote received today at the General Annual Meeting of Shareholders Rene A. Eckert and J. Melville Engle resigned as directors of the company.  Neither of the resignations was the result of any disagreement with the company or the Oxygen Board of Directors.

In a letter to the board, Mr. Engle said, “I respect the vote as an indicator of desired change and am abiding thereto.  I believe in the company and I wish the best for our shareholders in the future.”

In a separate letter to the board, Mr. Eckert said, “I wish to make clear that my resignation is not due to any disagreement with the company, its Board of Directors or its management, and each continues to have my full support.”

This board change brings the Oxygen Board of Directors to three members.  At this time, the company will evaluate the existing board structure and future needs.

In an unrelated matter, the company also announced that Chief Medical Officer Dr. Gerald Klein notified the company of his intent to resign in October because he accepted a position with another company.

“We are sorry to see Dr. Klein, Mr. Eckert and Mr. Engle leave but we understand and respect their decisions.  We wish to thank them for their service to our company.  We highly value the insight they have provided and appreciate their contributions,” said Chief Financial Officer and Interim Chief Executive Officer Michael Jebsen.

“We are pleased that Dr. Blanck has agreed to accept the chairmanship of our board.  His medical expertise and leadership abilities will be invaluable to us as we navigate the clinical development of medical products,” Jebsen added.

About Ronald R. Blanck, DO
Dr. Blanck is chairman of Martin, Blanck & Associates, a federal health services consulting firm. He completed a 32-year military career as Lieutenant General and Surgeon General of the U.S. Army, and commander of the U.S. Army Military Command.  He also served as commander of Walter Reed Medical Center and the North Atlantic Region Medical Command. His background also includes serving as president of the University of North Texas Health Science Center at Fort Worth.

About Oxygen Biotherapeutics, Inc.
Headquartered in Morrisville, NC, Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier product called Oxycyte® that is being formulated for both intravenous and topical delivery. The company has commercialized its DERMACYTE® line of oxygen-rich skin care products. In addition, the company is focused on PFC-based oxygen carriers for use in traumatic brain injury, decompression sickness, and topical wound healing.  See www.oxybiomed.com, or www.DermacyteUS.com for more information.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. These statements include the management transition, and expansion of research and development of the Oxycyte product line, including the timing of the introduction of these new products. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company’s control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current annual report on Form 10-K filed on July 15, 2011. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
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